                                                                  Exhibit 4.1(c)

                                                            Account No. JK-61607

Amendment No. 1 to the Loan Policy Document for the Monro Muffler Brake, Inc. Profit Sharing Plan.

Pursuant to the provisions of Article XVI of the Plan, the Loan Policy Document is amended, effective January 1, 2001, as follows:

1. By the substitution of the following for item 2. which appears in Attachment A:

      "2.   A loan may be made from the following contribution types:

                        Rollover Contributions
                        Employer Matching Contributions
                        401(k) Elective Contributions
                        Non-Elective (Employer) Contributions"

2.    By the addition of the following to item 5. which appears in Attachment A:

      "For purposes of this restriction, loans taken from contributions to the profit sharing plan and the 401(k) plan will be considered 1 loan."

3. By the substitution of the following for CONTRIBUTION TYPE SEQUENCE which appears in Attachment A:

       "CONTRIBUTION TYPE SEQUENCE:
        ---------------------------
       Non-Elective (Employer) Contributions (1)     Rollover Contributions (5)
       Qualified Non-Elective Contributions (2)      Employee Contributions (Basic) (6)
       Employer Matching Contributions (3)           Employee Contributions (Voluntary) (7)"
       401(k) Elective Contributions (4)

The undersigned Sponsoring Employer hereby accepts this Amendment and requests that it be attached to the Loan Policy Document.


                                        Employer: Monro Muffler Brake, Inc.
                                                  ------------------------------


                                                  By:___________________________



                                                  On:___________________________